Exhibit 99.1

Contacts:

Barbara Warren-Sica, Investor Relations

(781) 246-3343

ir@edgewater.com

OAKES NAMED EDGEWATER CFO

Wakefield, MA, November 12, 2009 – A technology management consulting firm specializing in providing specialty information technology (“IT”) services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”), today announced the conclusion of its Chief Financial Officer (CFO) transition plan, with the appointment of Timothy R. Oakes to that position permanently. Oakes has been serving as the Company’s interim CFO since September 2009.

“Tim has done an outstanding job for our Company and we are fortunate he is able to immediately assume the CFO role and its responsibilities,” stated Shirley Singleton, Edgewater’s Chairman, President and Chief Executive Officer. “During Tim’s five years with Edgewater, he has played a pivotal role in reshaping the Company’s financials and contributing to our strategic planning and direction.”

Since joining Edgewater in 2004, Oakes has been responsible for the Company’s overall financial operations and controls of the Company, while directing the overall accounting, audit, tax functions and associated practices within the Company. Tim joined Edgewater as a Director of Finance, was promoted to Vice President of Finance in 2007 and Chief Accounting Officer in 2008. He was then appointed interim CFO in September 2009. The Company also announced that Oakes will maintain his position as the Company’s Chief Accounting Officer.

Prior to joining Edgewater, Oakes was a Senior Director of Finance within Symmetricom, Inc., a publicly-traded manufacturer of equipment dedicated to the generation, synchronization and distribution of precise time and frequency signals. He has nearly 20 years of experience in financial and operational management gained working for various companies in the biotechnology, manufacturing and consulting services industries.

He is a certified public accountant and holds a Bachelor of Science degree in Business Administration from Stonehill College. He began his career in accountancy working in the Boston office of KPMG, LLP.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, Massachusetts, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

# # #